Exhibit 10.17

January 20, 2017

Anushka Ramchandani

Via email: [******]

Dear Anushka:

On behalf of Rent the Runway, Inc. (the “Company”), we are pleased to offer you the position of General Manager of Subscription reporting directly to Jennifer Hyman. This letter sets forth the terms and conditions of your employment and position and is effective as of the execution by both parties (the “Effective Date”).

Cash Compensation: Rent the Runway has a policy where bonus is included as part of bi-weekly salary. Your cash compensation will be $400,000.00 per year, paid in equal installments every 15th and last day of each month (or closest preceding business day), subject to tax and other withholdings as required by law.

Role: As GM of Subscription of Rent the Runway you will have P&L responsibility for the Subscription business (currently known as “Unlimited”) and will lead the strategy and execution for growing and increasing the contribution of Rent the Runway’s Subscription business to overall revenue and profitability. As Rent the Runway is a startup, the needs of the business are in constant flux and our expectation is that you will be a team player across the Company and take on leadership roles outside of the scope of being GM of Subscription alone. You may be responsible for work outside of this function, development or operation of new subscription products as they arise and whatever additional needs the Company may have, as will be communicated to you by Jennifer Hyman. Your role and associated responsibilities is subject to change.

Benefits: The Company offers a generous and comprehensive benefits package, including vacation, health, disability, 401k and life insurance. You will be eligible to participate in a full range of benefits in accordance with the Company’s current eligibility requirements. Vacation is 15 business days, accrued on a calendar basis and may not be carried over year to year. The Rent the Runway office is also closed between Christmas and New Year’s Day every year and you will receive this week as vacation as well, in addition to the 15 days you can determine on your own. You are eligible to take accrued vacation days beginning after your first 90 days of employment.

345 Hudson Street, New York, NY 10014

Stock Options: Subject to the approval of the Board of Directors of the Company (the “Board”), the Company will grant to you an incentive stock option under the Company’s 2009 Stock Incentive Plan (the “Plan”) for the purchase of 160,000 shares of common stock of the Company, at a price per share equal to the fair market value at the time of Board approval (the “Option”). The Option will vest over four (4) years with 25% of the shares vesting after the first 12 months of your start date and the remaining shares vesting monthly on a pro rata basis over the subsequent 36 months of employment. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

Bonus Stock Options: Subject to the approval of the Board, if the number of “Unlimited Subscribers” (defined as the total number of people active and paying in the Unlimited program inclusive of the people who have signed up for a waitlist and given the Company permission to charge them, gifts made of Unlimited and the people who have pre-paid for the Unlimited program) at February 27, 2018 exceeds 50,000 subscribers, the Company will grant to you on February 27, 2018 an additional incentive stock option under the Plan for the purchase of 20,000 shares of common stock of the Company, at a price per share equal to the fair market value at the time of Board approval (the “February 2018 Option”). If you reach 85% of this goal, you will receive 85% of the 20K options and can receive up to 115% of the 20K options based on 115% performance to the goal. If the number of Unlimited Subscribers at February 27, 2019 exceeds 100,000 subscribers, the Company will grant to you on February 27, 2019 an additional incentive stock option under the Plan for the purchase of 20,000 shares of common stock of the Company, at a price per share equal to the fair market value at the time of Board approval (the “February 2019 Option”). Similar to the 2018 Performance-based option grant, you have the ability to receive between 85-115% of the 20K target based on performance to 100,000 subscriber goal. The February 2018 Option and the February 2019 Option will each vest over four (4) years with 25% of the shares vesting after the first 12 months of the grant date and the remaining shares vesting monthly on a pro rata basis over the subsequent 36 months. The February 2018 Option and the February 2019 Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

If, following a Change of Control of the Company (as defined below), your employment with the Company is terminated by the Company without Cause within six months of such Change of Control, or by you for Good Reason (as defined below) other than due to your disability, then for any options which have been granted to you as of the date of such Change of Control, the vesting schedule provided for in your stock option agreement shall be accelerated by 25% (“Acceleration Percentage”) as of your employment termination date, subject to your executing and not revoking a release of known and unknown claims against the Company in a form acceptable to the Company. Provided you have been employed by the Company for at least two years prior to such termination date, for all options that have reached their 1 year cliff the Acceleration Percentage will be 100%. Your employment shall be considered terminated without “Cause” if such termination did not result from (i) a good faith finding by the Board of Directors of the Company (A) of your repeated and willful failure after written notice to perform your reasonably assigned duties for the Company, or (B) that you have engaged in dishonesty, gross negligence or misconduct in the performance of your reasonably assigned duties which subjects the company to liability or adversely affects the business or operations of the company; (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving any felony; or (iii) a willful breach by you of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within thirty days written notice thereof. “Good Reason” shall mean either of the following events that occur without your prior written consent: (i) relocation of your workplace that increases your daily commute by more than 35 miles and by 45 minutes or more each way in typical rush hour traffic conditions or (ii) after a sale of the Company, your level or responsibilities or authorities or compensation within the Company is materially diminished or are materially altered without your written approval; provided that no such events shall constitute Good Reason unless (x) you give the Company written notice of termination for Good Reason not more than 90 days after the initial event constituting a Good Reason, (y) the grounds for termination are not corrected by the Company within 30 days of its receipt of such notice and (z) your termination of employment occurs within 60 days following the Company’s receipt of such notice. For purposes of the Option Agreement, “Change of Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock or assets of the Company, by merger, consolidation, or sale of assets (other than (i) a bona fide financing by the Company, (ii) a recapitalization, merger or consolidation in which all or substantially all of the individuals and/or entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction collectively beneficially own, directly or indirectly, at least a majority (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), (iii) any sale of the Company’s securities by one or more of the individuals or entities who were beneficial owners of the Company’s securities in transactions which are separately negotiated or apply only to holders of a specific class or series of securities or (iv) any change in the composition of the holders of the securities entitled to vote generally in the election of directors as a result of any conversion, redemption or retirement of securities or any modification of the voting rights of any class or series of capital stock of the Company. For the avoidance of doubt, an initial public offering of the Company’s securities shall not be considered a Change of Control.

Severance: If your employment with the Company is terminated by the Company without Cause before two (2) years of your start date, then the Company will, within thirty (30) days following termination, provide you with a lump-sum severance payment equal to three (3) months base salary in effect at the time of termination in addition to three (3) months healthcare benefits, subject to your executing and not revoking a release of known and unknown claims against the Company in a form acceptable to the Company no later than thirty (30) days following your termination. If your employment with the Company is terminated by the Company without Cause after two (2) years of your start date, then the Company will provide you with a lump-sum severance payment equal to four (4) months base salary in addition to six (6) months healthcare benefits under the same terms and conditions outlined in this paragraph. To the extent that employment is terminated without Cause within 6 months after a change of control, then the Company will provide you with a lump-sum severance payment equal to six (6) months base salary in addition to six (6) months healthcare benefits under the same terms and conditions outlined in this paragraph

Key Employment Conditions: You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which would be breached or violated by your employment with the Company.

This letter is contingent upon the Company completing reference checks to its satisfaction. You may also be required to have a background check conducted on your behalf. This may include confirmation of your Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check. If the results of the pre-employment check are not satisfactory, the Company reserves the right to withdraw this offer or terminate employment.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

Return of Company Property: Upon termination of employment, or at any other time the Company so requests, you must return to your manager all the Company property in your possession, including but not limited to, keys, access cards, computers, phones, and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, or marketing associated with the Company’s business.

At-Will Employment: This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me by January 30, 2017.

Signing and submitting the Agreement electronically by facsimile or as an imaged file will be deemed as valid as if the parties physically signed a paper document.

Sincerely,

/s/ Jennifer Hyman
Jennifer Y. Hyman
CEO and Co-Founder

The foregoing correctly sets forth the terms of my employment by Rent the Runway, Inc.

Name:

/s/ Anushka Ramchandani

Anushka Ramchandani

Date:

Start Date with RTR: February 27, 2017